Filed Pursuant to Rule 424 (b)(5)
Registration File No. 333-131425
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement and accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JANUARY 25, 2007
Preliminary Prospectus Supplement
(To prospectus dated February 1, 2006)
Delta Petroleum Corporation
              shares of
Common Stock
We are offering               shares of our common stock.
Our common stock is traded on the NASDAQ Global Market under the symbol “DPTR.” On January 24, 2007, the last reported sale price of our common stock was $21.41 per share.

	Per Share	Total
Public Offering Price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Investing in our common stock involves risks and uncertainties. See “Risk Factors” beginning on page S-9 of this prospectus supplement and page 4 of the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus carefully before you make your investment decision.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares against payment in New York, New York on January     , 2007.

Sole Book-Running Manager
JPMorgan
Co-Manager
Coker, Palmer, Phillips & Mullen, Inc.
January    , 2007

Prospectus supplement
Prospectus

i

About this prospectus supplement
This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.
You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement. Neither we nor the underwriters have authorized anyone to provide you with information that is different. We are offering our common stock only in jurisdictions where such offers are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement, or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement in making your investment decision.
Forward-looking statements
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.
We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect us and to take advantage of the “safe harbor” protection for forward-looking statements afforded under federal securities laws. From time to time, our management or persons acting on our behalf make forward-looking statements to inform existing and potential security holders about us. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “will,” “goal” or other words that convey the uncertainty of future events or outcomes. Except for statements of historical facts, all other statements contained in this prospectus supplement are forward-looking statements.
These statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should any of the assumptions underlying a forward-looking statement prove incorrect, actual results could vary materially. In some cases, information regarding certain important factors that could cause actual results to differ materially from any forward-looking statement appear together with such statement. In addition, the factors described under “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as other possible factors not listed, could cause actual results to differ materially from those expressed in forward-looking statements.
Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus supplement and the accompanying prospectus, in any additional prospectus supplement and in any documents incorporated by reference into this prospectus supplement and the accompanying prospectus.
All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements above. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Prospectus supplement summary
This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, carefully before making an investment decision, especially the risks of investing in our common stock discussed under “Risk Factors” in this prospectus supplement and the accompanying prospectus, and the consolidated financial statements and notes to those consolidated financial statements incorporated by reference herein.
As used in this prospectus supplement, “Delta Petroleum,” “Delta,” “Company,” “our Company,” “we,” “ours,” and “us” refer to Delta Petroleum Corporation and its subsidiaries, including with respect to financial information, results of our 49.4% owned affiliate, DHS Holding Company and its subsidiaries, except where the context otherwise requires or as otherwise indicated. All references to oil reserves and production include natural gas liquids. In addition, in this prospectus supplement, information is presented for our fiscal years, which ended on June 30 on and prior to June 30, 2005, and subsequently on December 31. You will find definitions for oil and natural gas industry terms used throughout the prospectus supplement and prospectus in “Glossary of Oil and Gas Terms” located on page S-25 of this prospectus supplement.
Our Company
We are a Denver, Colorado based independent energy company engaged primarily in the exploration for, and the development, production, and sale of, natural gas and crude oil. Our core areas of operation are the Rocky Mountain and onshore Gulf Coast regions, which together comprise the majority of our proved reserves, production and long-term growth prospects. We have a significant development drilling inventory that consists of proved and unproved locations, the majority of which are located in our Rocky Mountain development projects. We also have extensive exploration activities in the Columbia River Basin (“CRB”) in Washington state and in the Hingeline play in Central Utah. We generally concentrate our exploration and development efforts in fields where we can apply our technical exploration and development expertise, and where we have accumulated significant operational control and experience. We also have an indirect 49.4% ownership interest in DHS Drilling Company (“DHS”), providing the benefit of priority access to sixteen drilling rigs that operate primarily in the Rocky Mountain region.
During the quarter ended September 30, 2006 we had production from continuing operations of 4.0 Bcfe. As of December 31, 2005, we had estimated proved reserves of 269.4 Bcfe, of which 38.5% were proved developed and 67.2% were natural gas. Our reserve estimates change continuously and are evaluated by us on an annual basis. Deviations in the market prices of both crude oil and natural gas and the effects of acquisitions, dispositions and exploratory development activities may have a significant effect on the quantities and future values of our reserves.
We expect that our drilling efforts and capital expenditures will be increasingly focused on the Rocky Mountain region in 2007. Our planned exploration and development expenses for 2007 approximate $175-225 million.
Business Strengths
Multi-year inventory of attractive development drilling locations
As of December 31, 2006 we owned and controlled approximately 457,000 net undeveloped acres in our Rocky Mountain development projects, which represents approximately 36% of our total net undeveloped acreage position. We believe there are substantial quantities of hydrocarbons that will be produced in the future from the fields within our acreage position based upon our drilling success to date. Most of our development drilling locations are located in proven hydrocarbon basins containing reservoirs that we believe, based on drilling results and initial well performance, possess predictable geologic attributes and consistent reservoir characteristics, which lead to reliable drilling results. We have identified a multi-year inventory of development drilling locations that present relatively low geologic risk.
Proven success in exploration plays
We have enjoyed success in our recent exploration efforts in the Paradox Basin in Utah and Colorado, and in Newton and Polk Counties, Texas. Historically we have grown primarily through strategic acquisitions, but we believe our expertise and success in our exploration activities provide us with a more effective means of consistent reserve and production growth. We expect to continue our successful exploration activities throughout 2007.
•	Paradox Basin. We have five prospect areas in the Paradox Basin and have drilled a total of three wells to date in the Greentown prospect and one well in the Salt Valley prospect. Each of our exploratory wells in these two prospect areas has encountered significant quantities of hydrocarbons. We are proceeding with completion activities in each of these exploratory wells and anticipate development activities in the Greentown and Salt Valley prospects through 2007.
•	Newton County, Texas. In addition to our recent Paradox exploration activities, we have conducted successful exploration drilling in Newton County, Texas targeting the Lower and Upper Wilcox formations. We have drilled four exploratory wells and have encountered economic quantities of hydrocarbons in three of the wells. We expect to continue the development of our seismically defined Wilcox structure in 2007.
Significant acreage position in high-profile exploration plays
We believe our exposure to high-profile domestic onshore exploration plays differentiates us from other companies in the exploration and production sector. We have acquired significant acreage positions in two basins that have experienced no or very limited exploration activity in recent decades, but have received substantial interest of late. We believe the development potential of these exploration plays provides a unique opportunity for meaningful reserve and production growth.
•	Columbia River Basin. The CRB is a very large basin located in southeastern Washington and northeastern Oregon. We have approximately 450,600 net acres in the CRB, which comprises approximately 34% of our total net undeveloped acreage position. Interest in the play was established based upon the evaluation of logs from wells that were drilled and abandoned in the 1980’s. The logs show significant over-pressured, tight sand gas-bearing formations, which with the recent advances in multi-zone, multi-stage artificial stimulation (“frac”) technology could potentially produce significant quantities of natural gas. We are participating with EnCana Corporation (“EnCana”), the only oil and gas company that is actively drilling in the basin, and we have an interest in two wells that EnCana has drilled to date and a third well that is currently being drilled. We are in the process of permitting the drilling of three wells on our acreage position that we will operate.
•	Central Utah Hingeline. The Hingeline play of central Utah is a geological overthrust belt. Significant interest in the previously unexplored play came about through the discovery of a large oil field (the “Covenant Field”) in 2003 in the same overthrust belt by a private oil and gas company. Overthrust plays are unique geologically and generally require geologists with specific experience in overthrust belts to understand and map the exploration activity. Our partner in the Hingeline play, Armstrong Resources LLC (“Armstrong”), has significant experience in, and focuses on overthrust plays. We believe the structures under our acreage position are large in comparison to the Covenant Field discovery and have the potential to contain significant quantities of hydrocarbons, particularly oil. We have an average 55% working interest representing approximately 121,950 net acres in this play which comprise approximately 9% of our total net undeveloped acreage position.
Operational control
We operate the majority of our properties and control an average working interest in the drilling locations on our properties (excluding our CRB properties) of approximately 85%. As a result, we have substantial control over the timing of our field development and the level and allocation of substantially all of our capital expenditures and expenses. We believe this flexibility to opportunistically pursue exploration and development projects in our property inventory provides us with a competitive advantage. Additionally, our interest in DHS provides us with full-time priority access to sixteen drilling rigs deployed primarily in the Rocky Mountains, which further enhances our operational control of our exploration and development projects.
Experienced management and operational team with advanced exploration and development technology knowledge
Our senior management team has an average of 25 years of experience in the oil and gas industry, and has a proven track record of creating value both organically and through strategic acquisitions. Our management team is supported by an active board of directors with extensive experience in the oil and gas industry. Our experienced technical staff utilizes sophisticated geologic and 3-D seismic models to enhance predictability and reproducibility over significantly larger areas than historically possible. We also utilize frac technology in completing our wells to substantially increase near-term production, resulting in faster payback periods and higher rates of return and present values. Our team has successfully applied these techniques, normally associated with completions in the most advanced Rocky Mountain natural gas fields, to our largest Gulf Coast field to improve initial and ultimate production and returns.
Business Strategy
Our focus is to increase stockholder value by pursuing the following corporate strategy:
Pursue concurrent development of our core areas
We plan to spend $175 — $225 million on our drilling program during 2007. We expect that approximately 80% of the 2007 drilling capital expenditures will be in our Rocky Mountain development and exploration projects. Many of our targeted development drilling locations are in reservoirs that demonstrate predictable geologic attributes and consistent reservoir characteristics, which typically lead to reliable drilling results. All estimates of 2007 capital expenditures assume completion of this offering.
Maintain high percentage ownership and operational control over our asset base
As of December 31, 2006, we controlled approximately 1,243,000 net undeveloped acres, representing approximately 96% of our total net acreage position. We retain a high degree of operational control over our asset base, with an average working interest of approximately 85% (excluding our CRB properties) as of December 31, 2006. This provides us with controlling interests in a multi-year inventory of drilling locations, positioning us for continued reserve and production growth through our drilling operations. We plan to maintain this advantage to allow us to control the timing, level and allocation of our drilling capital expenditures and the technology and methods utilized in the planning, drilling and completion process. We believe this flexibility to opportunistically pursue exploration and development projects relating to our properties provides us with a meaningful competitive advantage. We also have a 49.4% interest in DHS, as well as a contractual right of priority access to sixteen drilling rigs deployed primarily in the Rocky Mountains.

Achieve consistent reserve growth through repeatable development
We have experienced significant reserve growth over the past four years through a combination of acquisitions and drilling successes. Although, prior to 2006, the majority of our reserve and production growth historically has come through acquisitions, we anticipate that the majority of our 2006 and future reserve and production growth will come through the execution of our drilling program on our large inventory of proved and unproved locations. Our development drilling inventory generally consists of locations in fields that demonstrate low variance in well performance, which leads to predictable and repeatable field development.
Acquire and maintain acreage positions in high potential resource plays
We believe that our ongoing development of reserves in our core areas should be supplemented with exploratory efforts that may lead to new discoveries in the future. We continually evaluate our opportunities and pursue attractive potential opportunities that take advantage of our strengths. At December 31, 2006, we had a significant undeveloped, unproved acreage position in the Columbia River Basin and the Central Utah Hingeline plays, each of which have gained substantial interest within the exploration and production sector due to their relatively unexplored nature and the potential of meaningful hydrocarbon recoveries. There are other mid-size and large independent exploration and production companies conducting drilling activities in these plays. We anticipate that meaningful drilling and completion results will become known in both areas during 2007.
Pursue a disciplined acquisition strategy in our core areas of operation
Historically we have been successful at growing through targeted acquisitions. Although our multi-year drilling inventory provides us with the ability to grow reserves and production organically without acquisitions, we will continue to evaluate acquisition opportunities, primarily in our core areas of operation. In addition, we will continue to look to divest assets located in fully developed or non-core areas.
Maintain an active hedging program
We actively manage our exposure to commodity price fluctuations by hedging meaningful portions of our expected production through the use of derivatives, typically costless collars. The level of our hedging activity and the duration of the instruments employed depend upon our view of market conditions, available hedge prices and our operating strategy. We use hedges to limit the risk of fluctuating cash flows used to fund our capital expenditure program. We also typically use hedges in conjunction with acquisitions to achieve expected economic returns during the payout period. Approximately 11.0 Bcfe of our anticipated production is hedged for 2007, and approximately 5.9 Bcfe is hedged in 2008.
Recent developments
In mid-December we received notification from the owner of the Big Thicket Pipeline, which provides services to the Newton Field in Newton County, Texas, that it was required to perform pipeline integrity testing and make necessary repairs, beginning on December 17, 2006 at which time the Company’s two sales receipt meters out of the Newton Field were shut in. The testing and repair process is still underway and will cause the pipeline to be down for most of the month of January, 2007. This affected production for the fourth quarter of 2006, which we estimate will approximate 3.6 to 3.8 Bcfe and will affect first quarter 2007 production.
In the fourth quarter of 2006 we drilled one well in the Central Utah Hingeline play, the Joseph #1, which was plugged and abandoned. The well encountered the targeted Navajo formation at a depth of 12,523 feet, which was approximately 7,000 feet deeper than the prognosis. The original geological mapping of the structure was distorted due to the presence of an unanticipated igneous rock intrusion. An intrusion of this magnitude appears anomalous and, to date, only one other well in the play has encountered an intrusion of any significant size. Subsequent review of the gravity, magnetic and seismic data covering the remaining prospects on the Company’s leasehold suggests that the intrusion is expected to be localized to the area around the Joseph #1 and is not expected to affect most of the other prospects. We plan on drilling two more wells in this oil-focused play in 2007.
We are expecting initial bids related to the previously announced sale of certain non-core properties in Texas and New Mexico by the end of January. In addition, as of January 11, 2007, we sold our interest in the Padgett Field in Sumner County, Kansas. The Company’s total net production at Padgett Field approximated 140 Bbls/d at the time of sale.
Other developments
In the past year, there has been significant focus on corporate governance and accounting practices in the grant of equity based awards to executives and employees of publicly traded companies, including the use of market hindsight to select award dates to favor award recipients. After being identified in a third-party report as statistically being at risk for possibly backdating option grants, in May 2006 our Board of Directors created a special committee comprised of independent directors which undertook, with the assistance of independent legal counsel and advisors, a comprehensive review of our historical stock option practices and related accounting treatment. In June 2006 we received a subpoena from the U.S. Attorney for the Southern District of New York and an inquiry from the staff of the Securities and Exchange Commission (“SEC”) related to our stock option grants and related practices, and in September and October 2006 we became the subject of three option-related stockholder derivative actions, which have since been consolidated into a single action. The special committee of our Board of Directors has reported to the Board that, while its review revealed deficiencies in the documentation of our option grants in prior years, there was no evidence of option backdating or other misconduct by our executives or directors in the timing or selection of our option grant dates, or that would cause us to conclude that our prior accounting for stock option grants was incorrect in any material respect. We provided the results of the internal investigation to the U.S. Attorney and the SEC in August 2006 and intend to continue to cooperate fully with the U.S. Attorney and the SEC if they should request any additional information concerning this matter in the future. A discovery stay has been granted in the stockholder derivative actions while the court considers various motions to dismiss the action.
General
Our common stock is quoted on the NASDAQ Global Market under the symbol “DPTR,” and is a component of the Russell 3000® Index.
We were originally incorporated in 1984 and have been publicly held since 1987. Effective January 31, 2006, we changed our state of incorporation from Colorado to Delaware through a reincorporation merger.
Our principal executive offices are located at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202. Our telephone number is (303) 293-9133. We also maintain a website at http://www.deltapetro.com, which contains information about us. Our website and the information contained in and connected to it are not a part of this prospectus supplement.

The offering

Common stock offered by us	shares.

Common stock to be outstanding after this offering (1)	shares.

NASDAQ symbol for our common stock	DPTR

Use of proceeds	We intend to use the net proceeds of this offering to retire our $25 million unsecured term note as required by its terms and to pay down approximately $ outstanding under our credit facility, which amounts are expected to be redrawn in the future for other acquisition, exploration and development purposes, working capital and general corporate purposes. Approximately $ million will be paid to J.P. Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., which is the holder of the term note and a lender and the administrative agent under our credit facility. See “Use of Proceeds” on page S-14 of this prospectus supplement.

Risk factors	For a discussion of risks and uncertainties involved with an investment in our common stock, see “Risk Factors” beginning on page S-9 of this prospectus supplement and page 4 of the accompanying prospectus.

(1)	The information above and elsewhere in this prospectus supplement regarding outstanding shares of our common stock is based on 53,439,000 shares of common stock outstanding as of December 31, 2006 and excludes 2,360,000 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2006 at a weighted average exercise price of $8.68 per share.
See “Description of Common Stock” on page 25 of the accompanying prospectus for additional information regarding the common stock to be issued in the offering.

Risk Factors
An investment in our securities involves a high degree of risk. You should carefully read and consider the risks described below, those in the accompanying prospectus and those incorporated by reference before deciding to invest in our securities. The occurrence of any of such risks could materially harm our business, financial condition, results of operations or cash flows. In any such case, the trading price of our common stock and other securities could decline, and you could lose all or part of your investment. When determining whether to invest in our securities, you should also refer to the other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus, including our consolidated financial statements and the related notes.
Risks related to our business and industry.
Oil and natural gas prices are volatile, and a decrease could adversely affect our revenues, cash flows, profitability, access to capital and ability to grow.
Our revenues, profitability and future rate of growth depend substantially upon the prices we receive for the oil and natural gas we sell, which fluctuate widely. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. The amount we can borrow under our credit facility is subject to periodic redeterminations based on prices specified by our bank group at the time of redetermination. Sustained declines in oil and gas prices may adversely affect our financial condition, liquidity and results of operations. Factors that can cause market prices of oil and natural gas to fluctuate include:
•	relatively minor changes in the supply of and demand for oil and natural gas;

•	market uncertainty;

•	the level of consumer product demand;

•	weather conditions;

•	the proximity and capacity of natural gas pipelines and other transportation facilities;

•	U.S. and foreign governmental regulations;

•	the price and availability of alternative fuels;

•	political and economic conditions in oil producing countries, particularly those in the Middle East, including actions by the Organization of Petroleum Exporting Countries;

•	the foreign supply of oil and natural gas; and

•	the price of oil and natural gas imports, consumer preferences and overall U.S. and foreign economic conditions.
We are not able to predict future oil and natural gas prices. At various times, excess domestic and imported supplies have depressed oil and natural gas prices. Lower prices may reduce the amount of oil and natural gas that we can produce economically and may also require us to write down the carrying value of our oil and gas properties. Additionally, the location of our producing wells may limit our ability to take advantage of spikes in regional demand and the resulting increase in price. Substantially all of our oil and natural gas sales are made in the spot market or pursuant to contracts based on spot market prices, not long-term fixed price contracts. Any substantial or extended decline in the prices of or demand for oil or natural gas would have a material adverse effect on our financial condition, results of operations and ability to grow.
We may not be able to fund our planned capital expenditures.
We spend and will continue to spend a substantial amount of capital for the acquisition, exploration, exploitation, development and production of oil and natural gas reserves. Our exploration and development capital budget is expected to range between $175.0 and $225.0 million for the year ending December 31, 2007. We have historically addressed our short and long-term liquidity needs through the use of cash flow provided by operating activities, borrowings under bank credit facilities, the issuance of equity and debt securities and the sale of non-core assets. Without adequate financing, we may not be able to successfully execute our operating strategy. We continue to examine the following sources of capital to supplement cash flow from operations:
•	bank borrowings or the issuance of debt securities; and

•	the issuance of common stock, preferred stock or other equity securities.
The availability of these sources of capital will depend upon a number of factors, some of which are beyond our control. These factors include general economic and financial market conditions, oil and natural gas prices and our market value, the success of our exploration and development activities and operating performance. We may be unable to execute our operating strategy if we cannot obtain adequate capital.
If low oil and natural gas prices, lack of adequate gathering or transportation facilities, operating difficulties or other factors, many of which are beyond our control, cause our revenues and cash flows from operating activities to decrease, we may be limited in our ability to spend the capital necessary to complete our capital expenditures program. In addition, if our borrowing base under our credit facility is re-determined to a lower amount, this could adversely affect our ability to fund our planned capital expenditures through borrowings under our credit facility. After utilizing such sources of financing, we may be forced to raise additional capital through the issuance of equity or debt securities to fund such expenditures. Additional equity or debt financing may not be available to meet our capital expenditure requirements or may only be available on terms dilutive to our existing investors.
Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under our senior unsecured notes.
As of September 30, 2006, our total outstanding long-term liabilities were $337.5 million, with $105 million of outstanding borrowings drawn under our credit facility. Our debt represented 41.6% of our total book capitalization at September 30, 2006. As of September 30, 2006, we had $15 million additional availability under our credit facility. Our 7% senior notes indenture currently limits our incurrence of secured borrowings to $130 million. Our degree of leverage could have important consequences, including the following:
•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, further exploration, debt service requirements, acquisitions and general corporate or other purposes;

•	a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

•	the debt service requirements of other indebtedness in the future could make it more difficult for us to satisfy our financial obligations;

•	certain of our borrowings, including borrowings under our senior credit facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

•	as we have pledged most of our oil and natural gas properties and the related equipment, inventory, accounts and proceeds as collateral for the borrowings under our senior credit facility, they may not be pledged as collateral for other borrowings and would be at risk in the event of a default thereunder;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt;

•	we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending and exploration activities that are important to our growth; and

•	we may from time to time fail to be in compliance with covenants under our credit facility, which will require us to seek waivers from our banks. At September 30, 2006, we were not in compliance with our quarterly debt covenants, but obtained a waiver from the banks for such non-compliance.
We may, under certain circumstances described in the indenture governing our 7% senior notes and our senior credit facility, be able to incur substantially more debt in the future, which may intensify the risks described herein.
Exploration and development drilling may not result in commercially productive reserves.
We do not always encounter commercially productive reservoirs through our drilling operations. The new wells we drill or participate in may not be productive and we may not recover all or any portion of our investment in wells we drill or participate in. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or natural gas is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Our efforts will be unprofitable if we drill dry wells or wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs. Further, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:
•	increases in the cost of, or shortages or delays in the availability of, drilling rigs and equipment;

•	unexpected drilling conditions;

•	title problems;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions; and

•	compliance with environmental and other governmental requirements.
Risks related to our stock
We may issue shares of preferred stock with greater rights than our common stock.
Although we have no current plans, arrangements, understandings or agreements to issue any preferred stock, our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our shareholders. Any preferred stock that is issued may rank ahead of our common stock, in terms of dividends, liquidation rights and voting rights.
There may be future dilution of our common stock.
To the extent options to purchase common stock under our employee and director stock option plans or outstanding warrants to purchase common stock are exercised, holders of our common stock will experience dilution. As of December 31, 2006, we had outstanding options to purchase 2,360,000 shares of common stock at a weighed average exercise price of $8.68. Further, if we sell additional equity or convertible debt securities, such sales could result in increased dilution to our shareholders.
We do not expect to pay dividends on our common stock.
We have never paid dividends with respect to our common stock, and we do not expect to pay any dividends, in cash or otherwise, in the foreseeable future. We intend to retain any earnings for use in our business. In addition, the credit agreement relating to our credit facility prohibits us from paying any dividends and the indenture governing our senior notes restrict our ability to pay dividends. In the future, we may agree to further restrictions.
The common stock is an unsecured equity interest in our company.
As an equity interest, the common stock will not be secured by any of our assets. Therefore, in the event we are liquidated, the holders of the common stock will receive a distribution only after all of our secured and unsecured creditors have been paid in full. There can be no assurance that we will have sufficient assets after paying our secured and unsecured creditors to make any distribution to the holders of the common stock.
Our shareholders do not have cumulative voting rights.
Holders of our common stock are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, a plurality of holders of our outstanding common stock will be able to elect all of our directors. As of September 30, 2006, our directors and executive officers and their respective affiliates collectively and beneficially owned approximately 6.2% of our outstanding common stock.
Anti-takeover provisions in our certificate of incorporation, Delaware law and certain of our contracts may have provisions that discourage corporate takeovers and could prevent shareholders from realizing a premium on their investment.
Certain provisions of our Certificate of Incorporation, the provisions of the Delaware General Corporation Law and certain of our contracts may discourage persons from considering unsolicited tender offers or other unilateral takeover proposals or require that such persons negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions may discourage acquisition proposals or delay or prevent a change in control. As a result, these provisions could have the effect of preventing shareholders from realizing a premium on their investment.
Our Certificate of Incorporation authorizes our board of directors to issue preferred stock without shareholder approval and to set the rights, preferences and other designations, including voting rights of those shares, as the board of directors may determine. In addition, our Certificate of Incorporation authorizes a substantial number of shares of common stock in excess of the shares outstanding. These provisions may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to shareholders for their common stock.
Under our credit facility, a change of control is an event of default. Under the indenture governing our senior notes, upon the occurrence of a change in control, the holders of our senior notes will have the right, subject to certain conditions, to require us to repurchase their notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

Use of proceeds
We estimate that we will receive net proceeds of $                     million, after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds we receive from the offering to retire our $25 million unsecured term note as required by its terms and to pay down approximately $      outstanding under our credit facility. The amounts repaid under our credit facility are expected to be redrawn. Approximately $      million will be paid to J.P. Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., which is the holder of the term note and a lender and the administrative agent under our credit facility.
The term note currently bears interest at LIBOR + 3.50% and matures on December 31, 2010. The credit facility has variable interest rates based upon the ratio of outstanding debt to the borrowing base. Rates vary between prime + 0.25% and 1.00% for base rate loans and between LIBOR + 1.5% and 2.25% for Eurodollar loans, and the weighted average interest rate for the nine months ended September 30, 2006 was 7.6%. Our credit facility matures on November 17, 2010. We intend to redraw some or all of the amounts paid down on our credit facility for exploration and development of our oil and natural gas properties, for acquisition, exploration and development of additional properties or interests, acquisition of additional oil and natural gas service businesses, working capital and other general corporate purposes. Net proceeds may be temporarily invested prior to use.

Price range of our common stock and dividends
Our common stock currently trades under the symbol “DPTR” on the NASDAQ Global Market. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock, as reported on the NASDAQ Global Market.

Quarter Ended	High	Low
March 31, 2005	$17.07	$12.87
June 30, 2005	14.95	8.99
September 30, 2005	20.82	14.01
December 31, 2005	22.31	15.07

March 31, 2006	$24.95	$17.82
June 30, 2006	22.34	13.83
September 30, 2006	23.14	15.35
December 31, 2006	30.68	20.81

March 31, 2007 (through January 24, 2007)	$23.12	$20.11
On January 24, 2007, the last reported sale price of our common stock on the NASDAQ Global Market was $21.41 per share. As of December 31, 2006 there were approximately 800 shareholders of record of our common stock.
We did not declare any dividends during the periods indicated. We do not expect to pay any dividends, in cash or otherwise, with respect to our common stock in the foreseeable future.

Material United States federal income and estate tax consequences to non-U.S. holders
The following is a summary of the material United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.
A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:
•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.
If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.
Dividends
Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.
Gain on Disposition of Common Stock
Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:
•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” (“USRPHC”) for United States federal income tax purposes (i.e., a domestic corporation whose trade or business and real property assets consist primarily of “United States real property interests”).
An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.
With respect to our status as a USRPHC, we believe that we currently are, and expect to be for the foreseeable future, a USRPHC. However, so long as our common stock continues to be regularly traded on an established securities market, a non-U.S. holder will be taxable on gain recognized on the sale of our common stock only if the non-U.S. holder actually or constructively holds more than 5% of such common stock at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. holder’s holding period for the common stock.
Federal Estate Tax
Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding
We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Certain ERISA considerations
Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit “employee benefit plans” (as defined in Section 3(3) of ERISA) and certain other retirement plans, accounts and arrangements that are subject to Title I of ERISA or Section 4975 of the Code (“ERISA Plans”) from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.
The acquisition of shares of common stock by an ERISA Plan, with respect to which we or the underwriters are considered a party in interest or a disqualified person, may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the investment is purchased and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the purchase and holding of shares of common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.
Governmental plans, certain church and non-U.S. plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state, federal, non-U.S. or other laws that are substantially similar to the foregoing provisions of ERISA or the Code (“Similar Laws”). Fiduciaries of such plans should consult with their counsel before purchasing any shares of common stock.
The forgoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing shares of common stock on behalf of, or with the assets of any plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of shares of common stock.

Underwriting
We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. is acting as sole book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares
J.P. Morgan Securities Inc.
Coker, Palmer, Phillips & Mullen, Inc.

Total
The underwriting agreement provides that the obligations of the several underwriters to purchase shares of our common stock are subject to the satisfaction of the conditions contained in the underwriting agreement, which include that:
•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in our business; and

•	we deliver customary closing documents to the underwriters.
The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares.
The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $     per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $     per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $          per share and total underwriting discounts and commissions to be paid to the underwriters is $         .
We estimate that the total expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $        million.
The offering of our shares of common stock is made for delivery when and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or part.
A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by the underwriters is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which the prospectus forms a part, has not been approved or endorsed by us or the underwriters in its capacity as underwriters and should not be relied upon by investors.
We have agreed that we will not for a period of 30 days after the date of this prospectus supplement (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc., other than:
•	the common stock to be sold in this offering,

•	any shares of common stock issued upon the exercise of options granted under existing employee stock option plans, and

•	any shares of common stock to be issued under our 2007 Performance and Equity Incentive Plan, which has been adopted subject to approval by our stockholders, including 1,500,000 shares to be issued to our executive officers that will be subject to lock-up agreements described below.
Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons for a period of 30 days after the date of this prospectus supplement, may not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors or executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc., other than certain transfers (a) that are bona fide gifts, (b) by will or the laws of intestate succession or (c) for estate planning purposes.
The 30-day restricted periods described above are subject to extension such that, in the event that either (1) during the last 17 days of the 30-day restricted periods, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 30-day restricted periods, we announce that we will release earnings results during the 16-day period beginning on the last day of the 30-day period, the restrictions described above will, subject to limited exceptions, continue to apply until the expiration of the 18-day period beginning on the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.
Our common stock is quoted on the NASDAQ Global Market under the symbol “DPTR.”
In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares of common stock described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:
•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.
Each purchaser of shares of common stock described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.
For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of shares of common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares of common stock as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares of common stock, other than the underwriters, is authorized to make any further offer of the shares of common stock on behalf of us or the underwriters.
This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a short position, it will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock.
These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.
Certain of the underwriters and their respective affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is a lender and the administrative agent under our credit facility and the holder of the term note. Approximately $      million of the net proceeds we receive from this offering will be paid to JPMorgan Chase Bank, N.A. Because more than 10% of the net proceeds of this offering will be paid to affiliates of the underwriters, this offering is being conducted pursuant to Conduct Rule 2710(h) of the National Association of Securities Dealers, Inc.
Legal matters
Davis Graham & Stubbs LLP, Denver, Colorado, has provided its opinion on the validity of the securities offered by this prospectus supplement. Simpson Thacher & Bartlett LLP, New York, New York, has represented the underwriters in connection with this offering.
Experts
Independent Registered Public Accountants
The consolidated financial statements of Delta Petroleum Corporation as of December 31, 2005, June 30, 2005 and 2004, and for the six-month period ended December 31, 2005 and each of the years in the three-year period ended June 30, 2005, and managements’ assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report relating to the consolidated financial statements of Delta Petroleum Corporation as of and for the six-month period ended December 31, 2005 refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of July 1, 2002 and the adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, as of July 1, 2005.
Reserve Engineers
Certain information incorporated herein regarding estimated quantities of oil and natural gas reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Ralph E. Davis Associates, Inc. and Mannon Associates, Inc., independent reserve engineers. The reserve information is incorporated herein in reliance upon the authority of said firms as experts with respect to such reports.
Incorporation of certain information by reference
The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus supplement. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and state the address of that site (http://www.sec.gov). Information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and in prior reports. All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules, from the date of this prospectus supplement until the completion of the offering to which this prospectus supplement relates or this offering is terminated, shall also be deemed to be incorporated herein by reference and will automatically update and supersede information included or previously incorporated by reference in this prospectus supplement. The documents we incorporate by reference into this prospectus supplement are:
•	Our Transition Report on Form 10-K, for the transition period ended December 31, 2005, as amended;
•	Our Quarterly Reports on Form 10-Q for our fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and
•	Our Current Reports on Form 8-K filed January 12, 2006, February 1, 2006, February 3, 2006, February 13, 2006, February 14, 2006, February 22, 2006, March 6, 2006, March 8, 2006, March 10, 2006, March 14, 2006, April 13, 2006, April 20, 2006, May 1, 2006, May 5, 2006, June 26, 2006, December 6, 2006, December 8, 2006 and January 25, 2007.
You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address: Kevin K. Nanke, Delta Petroleum Corporation, 370 17th Street, Suite 4300, Denver, Colorado 80202, telephone (303) 293-9133.

Glossary of Oil and Gas Terms
The terms defined in this section are used throughout this prospectus supplement.
Bbl. Barrel (of oil or natural gas liquids).
Bbls/d. Barrel (of oil or natural gas liquids) per day.
Bcf. Billion cubic feet (of natural gas).
Bcfe. Billion cubic feet equivalent.
Dry hole; dry well. A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.
Equivalent volumes. Equivalent volumes are computed with oil and natural gas liquid quantities converted to Mcf on an energy equivalent ratio of one barrel to six Mcf.
Exploratory well. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.
Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.
Liquids. Describes oil, condensate, and natural gas liquids.
Net acres or net wells. The sum of the fractional working interest owned in gross acres or gross wells expressed in whole numbers.
Play. Group of fields with similar trap structures/reservoir rock.
Present value or PV10% or “SEC PV10%.” When used with respect to oil and gas reserves, present value or PV10% or SEC PV10% means the estimated future gross revenue to be generated from the production of net proved reserves, net of estimated production and future development and abandonment costs, using prices and costs in effect at the determination date, without giving effect to non-property related expenses such as general and administrative expenses, debt service, accretion, and future income tax expense or to depreciation, depletion, and amortization, discounted using monthly end-of-period discounting at a nominal discount rate of 10% per annum.
Proved developed reserves. Estimated proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.
Proved reserves. Estimated quantities of crude oil, natural gas, and natural gas liquids which, upon analysis of geologic and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions.
Proved undeveloped reserves. Estimated proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required.
Undeveloped acreage. Acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas, regardless of whether such acreage contains estimated proved reserves.
Working interest. An operating interest which gives the owner the right to drill, produce, and conduct operating activities on the property and a share of production.

PROSPECTUS
DELTA PETROLEUM CORPORATION
$300,000,000
Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants
Guarantees

     Delta Petroleum Corporation (“Delta,” “we,” “us,” or “our”) may offer and sell from time to time up to $300,000,000 of our senior and subordinated debt securities, common stock, $0.01 par value, preferred stock, $0.01 par value and warrants to purchase any of the other securities that may be sold under this prospectus, and senior or subordinated unsecured guarantees, in one or more transactions.
     We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any supplement carefully before you invest.
     We may sell securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from these sales will be described in the prospectus supplement.
     Our common stock is traded on the NASDAQ National Market under the symbol “DPTR.” On January 30, 2006, the last reported sales price of our common stock on the NASDAQ National Market was $24.10 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the NASDAQ National Market or any securities exchange of the securities covered by the prospectus supplement.
     The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” beginning on page 4 of this prospectus in determining whether to purchase our securities.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 1, 2006.

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ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information incorporated by reference in this prospectus before making an investment in our securities. See “Where You Can Find More Information” for more information. We may use this prospectus to sell securities only if it is accompanied by a prospectus supplement.
     You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. The SEC maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
     We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to our company and the securities.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and in prior reports. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered pursuant to this prospectus have been sold.
     The following documents filed with the SEC are incorporated by reference in this prospectus:
•	Our Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2005;

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2005; and

•	Our Current Reports on Form 8-K filed September 9, 26 and 30, 2005, November 9 and 15, 2005, and January 12, 2006.
     You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address: Kevin K. Nanke, Delta Petroleum Corporation, 370 17th Street, Suite 4300, Denver, Colorado 80202, telephone (303) 293-9133.
FORWARD-LOOKING STATEMENTS
     We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect us and to take advantage of the “safe harbor” protection for forward-looking statements afforded under federal securities laws. From time to time, our management or persons acting on our behalf make forward-looking statements to inform existing and potential security holders about us. These statements may include projections and estimates concerning the timing and success of specific projects and our future (1) income, (2) oil and gas production, (3) oil and gas reserves and reserve replacement and (4) capital spending. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. Sometimes we will specifically describe a statement as being a forward-looking statement. In addition, except for the historical information contained in this prospectus, the matters discussed in this prospectus are forward-looking statements. These statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should any of the assumptions underlying a forward-looking statement prove incorrect, actual results could vary materially.
     The following, in addition to the factors described in “Risk Factors” are among the factors that could cause actual results to differ materially from the forward-looking statements:
•	deviations in the market prices of both crude oil and natural gas;

•	the timing and effects of our acquisitions, dispositions and exploratory development activities;

•	determination of reserves;

•	timing and amount of production;

•	changes in the legal and/or regulatory environment;

•	unanticipated recovery or production problems, including cratering, explosions, fires and uncontrollable flows of oil, gas or well fluids.

OUR COMPANY
     Delta Petroleum Corporation (“Delta,” “we” or “us”) is an independent energy company engaged primarily in the exploration for, and the acquisition, development, production, and sale of, natural gas and crude oil. Our core areas of operation are the Gulf Coast and Rocky Mountain regions, which comprise the majority of our proved reserves, production and long-term growth prospects. We have a significant drilling inventory that consists of proved and unproved locations, the majority of which are located in our Rocky Mountain development projects.
     As of June 30, 2005, our reserves were comprised of approximately 123.1 Bcf of natural gas and 14.1 Mmbls of crude oil, or 59% gas on an equivalent basis. Approximately 56% of our proved reserves were located in the Gulf Coast, 10% in the Rocky Mountains, and 34% in other locations. Our reserve estimates change continuously and are evaluated by us on an annual basis. Deviations in the market prices of both crude oil and natural gas and the effects of acquisitions, dispositions and exploratory development activities may have a significant effect on the quantities and future values of our reserves.
     We expect that our drilling efforts and capital expenditures will focus increasingly on the Rockies, where approximately two-thirds of our fiscal 2006 capital budget is allocated and three-fourths of our undeveloped acreage is located. As of June 30, 2005, we controlled approximately 493,000 undeveloped acres, representing in excess of 90% of our total acreage position. We retain a high degree of operational control over our asset base, with an average working interest in excess of 90% as of June 30, 2005. This provides us with controlling interests in a multi-year inventory of drilling locations, positioning us for continued reserve and production growth through our drilling operations.
     We also currently have an ownership interest in a drilling company, providing the benefit of full-time access to three drilling rigs in the Rocky Mountain region. We concentrate our exploration and development efforts in fields where we can apply our technical exploration and development expertise, and where we have accumulated significant operational control and experience.
     We completed a reincorporation merger on January 31, 2006, thereby changing our state of incorporation from Colorado to Delaware. We have changed our fiscal year end from June 30 to December 31, effective December 31, 2005. We maintain our principal executive offices at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202, and our telephone number is (303) 293-9133. Our common stock is listed on the NASDAQ National Market under the symbol “DPTR.”

RISK FACTORS
     Our business, operations, and financial condition are subject to various risks. We urge you to consider the following risk factors in addition to the other information contained in, or incorporated by reference into, this prospectus or any prospectus supplement. If any of the following risks actually occur, our business, financial condition, results of operations or cash flows could be materially harmed. In any such case, the trading price of our common stock could decline, and you could lose all, or a part, of your investment.
Risks Related to our Business and Industry
Oil and natural gas prices are volatile and a decrease could adversely affect our revenues, cash flows and profitability.
     Our revenues, profitability and future rate of growth depend substantially upon the market prices of oil and natural gas, which fluctuate widely. Sustained declines in oil and gas prices may adversely affect our financial condition, liquidity and results of operations. Factors that can cause market prices of oil and natural gas to fluctuate include:
•	relatively minor changes in the supply of and demand for oil and natural gas;

•	market uncertainty;

•	the level of consumer product demand;

•	weather conditions;

•	U.S. and foreign governmental regulations;

•	the price and availability of alternative fuels;

•	political and economic conditions in oil producing countries, particularly those in the Middle East, including actions by the Organization of Petroleum Exporting Countries;

•	the foreign supply of oil and natural gas; and

•	the price of oil and gas imports, consumer preferences and overall U.S. and foreign economic conditions.
     We are not able to predict future oil and natural gas prices. At various times, excess domestic and imported supplies have depressed oil and gas prices. Lower prices may reduce the amount of oil and natural gas that we can produce economically and may also require us to write down the carrying value of our oil and gas properties. Additionally, the location of our producing wells may limit our ability to take advantage of spikes in regional demand and the resulting increase in price. Substantially all of our oil and natural gas sales are made in the spot market or pursuant to contracts based on spot market prices, not long-term fixed price contracts. Any substantial or extended decline in the prices of or demand for oil or natural gas would have a material adverse effect on our financial condition and results of operations.
We may not be able to fund our planned capital expenditures.
     We spend and will continue to spend a substantial amount of capital for the acquisition, exploration, exploitation, development and production of oil and gas reserves. Our exploration and development capital budget is expected to range between $200 and $225 million for the year ending December 31, 2006. We have historically addressed our short and long-term liquidity needs through the use of cash flow provided by operating activities, the use of bank credit facilities and the issuance of equity securities. Without adequate financing, we may not be able to successfully execute our operating strategy. We continue to examine the following alternative sources of capital:
•	bank borrowings or the issuance of debt securities; and

•	the issuance of common stock, preferred stock or other equity securities.
     The availability of these sources of capital will depend upon a number of factors, some of which are beyond our control. These factors include general economic and financial market conditions, oil and natural gas prices and our market value and operating performance. We may be unable to execute our operating strategy if we cannot obtain adequate capital.
     If low oil and natural gas prices, lack of adequate gathering or transportation facilities, operating difficulties or other factors, many of which are beyond our control, cause our revenues and cash flows from operating activities to decrease, we may be limited in our ability to spend the capital necessary to complete our capital expenditures program. In addition, if our borrowing base under our senior credit facility is re-determined to a lower amount, this could adversely affect our ability to fund our planned capital expenditures. After utilizing our available sources of financing, we may be forced to raise additional equity or debt proceeds to fund such expenditures. Additional equity or debt financing or cash flow provided by operations may not be available to meet our capital expenditure requirements.
Information concerning our reserves is uncertain.
     There are numerous uncertainties inherent in estimating quantities of proved reserves and cash flows from such reserves, including factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of oil and natural gas reserves, or of cash flows attributable to such reserves, is a function of the available data, assumptions regarding future oil and natural gas prices, expenditures for future development and exploitation activities, and engineering and geological interpretation and judgment. Reserves and future cash flows may also be subject to material downward or upward revisions based upon production history, development and exploitation activities, oil and natural gas prices and regulatory changes. Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and value of cash flows from those reserves may vary significantly from our assumptions and estimates. In addition, reserve engineers may make different estimates of reserves and cash flows based on the same available data.
     The estimated quantities of proved reserves and the discounted present value of future net cash flows attributable to those reserves for the fiscal years ended June 30, 2005, 2004 and 2003 included in our periodic reports filed with the SEC were prepared by our reserve engineers in accordance with the rules of the SEC, and are not intended to represent the fair market value of such reserves. As required by the SEC, the estimated discounted present value of future net cash flows from proved reserves is generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. In addition, the 10% discount factor, which the SEC requires to be used to calculate discounted future net revenues for reporting purposes, is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with our business and the oil and gas industry in general.

We may not be able to replace production with new reserves.
     Our reserves will decline significantly as they are produced unless we acquire properties with proved reserves or conduct successful development and exploration drilling activities. Our future oil and natural gas production is highly dependent upon our level of success in finding or acquiring additional reserves that are economically feasible and developing existing proved reserves.
If oil or natural gas prices decrease or exploration and development efforts are unsuccessful, we may be required to take write-downs.
     In the past, we have been required to write down the carrying value of our oil and gas properties. There is a risk that we will be required to take additional writedowns in the future which would reduce our earnings and stockholders’ equity. A writedown could occur when oil and natural gas prices are low or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration and development results.
     We account for our crude oil and natural gas exploration and development activities utilizing the successful efforts method of accounting. Under this method, costs of productive exploratory wells, development dry holes and productive wells and undeveloped leases are capitalized. Oil and gas lease acquisition costs are also capitalized. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities. If the carrying amount of our oil and gas properties exceeds the estimated undiscounted future net cash flows, we will adjust the carrying amount of the oil and gas properties to their fair value.
     We review our oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of their carrying value. Once incurred, a writedown of oil and gas properties is not reversible at a later date even if gas or oil prices increase. Given the complexities associated with oil and gas reserve estimates and the history of price volatility in the oil and gas markets, events may arise that would require us to record an impairment of the recorded carrying values associated with our oil and gas properties. As a result of our review, we did not record an impairment for fiscal 2005, 2004 or 2003.
     The exploration, development and operation of oil and gas properties involve substantial risks that may result in a total loss of investment.
     The business of exploring for and, to a lesser extent, developing and operating oil and gas properties involves a high degree of business and financial risk, and thus a substantial risk of investment loss that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Oil and gas drilling and production activities may be shortened, delayed or canceled as a result of a variety of factors, many of which are beyond our control. These factors include:
•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	weather conditions;

•	shortages in experienced labor; and

•	shortages or delays in the delivery of equipment.

     The cost to develop our reserves as of June 30, 2005 is estimated to be approximately $192.4 million. Since June 30, 2005, we have acquired additional leasehold acreage, primarily in the Piceance basin in Colorado and the Columbia River basin in Washington, which will increase the future costs required to develop our reserves. We may drill wells that are unproductive or, although productive, do not produce oil and/or natural gas in economic quantities. Acquisition and completion decisions generally are based on subjective judgments and assumptions that are speculative. It is impossible to predict with certainty the production potential of a particular property or well. Furthermore, a successful completion of a well does not ensure a profitable return on the investment. A variety of geological, operational, or market-related factors, including, but not limited to, unusual or unexpected geological formations, pressures, equipment failures or accidents, fires, explosions, blowouts, cratering, pollution and other environmental risks, shortages or delays in the availability of drilling rigs and the delivery of equipment, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well or otherwise prevent a property or well from being profitable. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or natural gas from the well. In addition, production from any well may be unmarketable if it is contaminated with water or other deleterious substances.
Prices may be affected by regional factors.
     The prices to be received for the natural gas production from our Rocky Mountain region properties will be determined to a significant extent by factors affecting the regional supply of and demand for natural gas, which include the degree to which pipeline and processing infrastructure exists in the region. Those factors result in basis differentials between the published indices generally used to establish the price received for regional natural gas production and the actual price we receive for our production.
Our industry experiences numerous operating hazards that could result in substantial losses.
     The exploration, development and operation of oil and gas properties also involve a variety of operating risks including the risk of fire, explosions, blowouts, cratering, pipe failure, abnormally pressured formations, natural disasters, acts of terrorism or vandalism, and environmental hazards, including oil spills, gas leaks, pipeline ruptures or discharges of toxic gases. These industry-operating risks can result in injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties, and suspension of operations which could result in substantial losses.
     We maintain insurance against some, but not all, of the risks described above. Such insurance may not be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase. The terrorist attacks on September 11, 2001 and certain potential natural disasters may change our ability to obtain adequate insurance coverage. The occurrence of a significant event that is not fully insured or indemnified against could materially and adversely affect our financial condition and operations.
Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under our senior unsecured notes.
     As of September 30, 2005, our total outstanding long term liabilities were $252.3 million. Our degree of leverage could have important consequences, including the following:
•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, further exploration, debt service requirements, acquisitions and general corporate or other purposes;

•	a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

•	the debt service requirements of other indebtedness in the future could make it more difficult for us to satisfy our financial obligations;

•	certain of our borrowings, including borrowings under our senior credit facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt; and

•	we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending and exploration activities that are important to our growth.
     We may, under certain circumstances described in the indenture governing our 7% senior notes and our senior credit facility, be able to incur substantially more debt in the future, which may intensify the risks described herein.
A default under our senior credit facility could cause us to lose our properties.
     In order to obtain our senior credit facility, we granted first priority liens to the lending banks on most of our oil and gas properties and the related equipment, inventory, accounts and proceeds. Our senior credit facility includes terms and covenants that place limitations on certain types of activities, including restrictions or requirements with respect to additional debt, liens, asset sales, hedging activities, investments, dividends, mergers and acquisitions, and also includes financial covenants.
     Under certain conditions amounts outstanding under our senior credit facility may be accelerated. Bankruptcy and insolvency events with respect to us or certain of our subsidiaries will result in an automatic acceleration of the indebtedness under the senior credit facility. Subject to notice and cure periods in certain cases, other events of default under the senior credit facility will result in acceleration of the indebtedness at the option of the lending banks. Such other events of default include, among other things, non-payment, breach of warranty, non-performance of obligations under the senior credit facility (including financial covenants), default on other indebtedness, certain pension plan events, certain adverse judgments, change of control, and a failure of the liens securing the senior credit facility. Any of these events could potentially cause us to lose substantially all of our properties. At June 30, 2005, we were not in compliance with our quarterly debt covenants and restrictions, but have obtained a waiver from our banks.
     For so long as the revolving commitment is in existence, we will also be required to comply with loan covenants that will limit our flexibility in conducting our business and which could cause us significant problems in the event of a downturn in the oil and gas market. If an event of default occurs and continues after the expiration of any cure period that is provided for in our senior credit facility, the entire principal amount due under it, all accrued interest and any other liabilities that we might have to the lending banks under the senior credit facility will all become immediately due and payable, all without notice of default of any kind. The foregoing information is provided to alert readers that there is risk associated with our existing debt obligations. It is not intended to provide a summary of the terms of our agreements with our lenders.

Acquisitions are a part of our business strategy and are subject to the risks and uncertainties of evaluating recoverable reserves and potential liabilities.
     We could be subject to significant liabilities related to acquisitions by us. The successful acquisition of producing properties requires an assessment of a number of factors, many of which are beyond our control. These factors include recoverable reserves, future oil and gas prices, operating costs and potential environmental and other liabilities, title issues and other factors. It generally is not feasible to review in detail every individual property included in an acquisition. Ordinarily, a review is focused on higher valued properties. Further, even a detailed review of all properties and records may not reveal existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We do not always inspect every well we acquire, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is performed. We cannot assure you that our recent and/or future acquisition activity will not result in disappointing results.
     In addition, there is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our strategy of completing acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to pursue our acquisition strategy may be hindered if we are not able to obtain financing or regulatory approvals.
     Acquisitions often pose integration risks and difficulties. In connection with recent and future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Possible future acquisitions could result in our incurring additional debt, contingent liabilities and expenses, all of which could have a material adverse effect on our financial condition and operating results.
We depend on key personnel.
     We currently have only three employees that serve in senior management roles, and the loss of any one of them could severely harm our business. Roger A. Parker and John R. Wallace are responsible for the operation of our oil and gas business and Kevin K. Nanke is our Treasurer and Chief Financial Officer. We do not have key man insurance on the lives of any of these individuals. Furthermore, competition for experienced personnel is intense. If we cannot retain our current personnel or attract additional experienced personnel, our ability to compete could be adversely affected.
We may not be permitted to develop some of our offshore California properties or, if we are permitted, the substantial cost to develop these properties could result in a reduction of our interest in these properties or cause us to incur penalties.
     Certain of our offshore California undeveloped properties, in which we have ownership interests ranging from 2.49% to 100.00%, are attributable to our interests in four of our five federal units (plus one additional lease) located offshore of California near Santa Barbara. These properties have a cost basis of approximately $10.9 million. The development of these properties is subject to extensive regulation and is currently the subject of litigation. Pursuant to a ruling in California v. Norton, later affirmed by the Ninth Circuit Court of Appeals, the U.S. Government was required to make a consistency determination relating to the 1999 lease suspension requests under a 1990 amendment to the Coastal Zone Management Act. In the event that there is some future adverse ruling under the Coastal Zone Management Act that we decide not to appeal or that we appeal without success, it is likely that some or all of our interests in these leases would become impaired and written off at that time. It is also possible that other events could occur during the Coastal Zone Management Act review or appellate process that would cause our interests in the leases to become impaired, and we will continuously evaluate those factors as they occur.
     In addition, the cost to develop these properties will be substantial. The cost to develop all of these offshore California properties in which we own an interest, including delineation wells, environmental mitigation, development wells, fixed platforms, fixed platform facilities, pipelines and power cables, onshore facilities and platform removal over the life of the properties (assumed to be 38 years), is estimated to be in excess of $3.0 billion. Our share of such costs, based on our current ownership interest, is estimated to be over $200.0 million. Operating expenses for the same properties over the same period of time, including platform operating costs, well maintenance and repair costs, oil, gas and water treating costs, lifting costs and pipeline transportation costs, are estimated to be approximately $3.5 billion, with our share, based on our current ownership interest, estimated to be approximately $300.0 million. There will be additional costs of a currently undetermined amount to develop the Rocky Point Unit. Each working interest owner will be required to pay its proportionate share of these costs based upon the amount of the interest that it owns. If we are unable to fund our share of these costs or otherwise cover them through farm-outs or other arrangements, then we could either forfeit our interest in certain wells or properties or suffer other penalties in the form of delayed or reduced revenues under our various unit operating agreements, which could impact the ultimate realization of this investment. The estimates discussed above may differ significantly from actual results.
We are exposed to additional risks through our drilling business.
     We currently have a 49.5% ownership interest in and management control of a drilling business. The operations of that entity will subject it to many additional hazards that are inherent to the drilling business, including, for example, blowouts, cratering, fires, explosions, loss of well control, loss of hole, damaged or lost drill strings and damage or loss from inclement weather. No assurance can be given that the insurance coverage maintained by that entity will be sufficient to protect it against liability for all consequences of well disasters, personal injury, extensive fire damage or damage to the environment. No assurance can be given that the drilling business will be able to maintain adequate insurance in the future at rates it considers reasonable or that any particular types of coverage will be available. The occurrence of events, including any of the above-mentioned risks and hazards that are not fully insured could subject the drilling business to significant liability. It is also possible that we might sustain significant losses through the operation of the drilling business even if none of such events occurs.
Hedging transactions may limit our potential gains or cause us to lose money.
     In order to manage our exposure to price risks in the marketing of oil and gas, we periodically enter into oil and gas price hedging arrangements, typically costless collars. While intended to reduce the effects of volatile oil and gas prices, such transactions, depending on the hedging instrument used, may limit our potential gains if oil and gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:
•	production is substantially less than expected;

•	the counterparties to our futures contracts fail to perform under the contracts; or

•	a sudden, unexpected event materially impacts gas or oil prices.

We may not receive payment for a portion of our future production.
     Our revenues are derived principally from uncollateralized sales to customers in the oil and gas industry. The concentration of credit risk in a single industry affects our overall exposure to credit risk because customers may be similarly affected by changes in economic and other conditions. We do not attempt to obtain credit protections such as letters of credit, guarantees or prepayments from our purchasers. We are unable to predict, however, what impact the financial difficulties of any of our purchasers may have on our future results of operations and liquidity.
We have no long-term contracts to sell oil and gas.
     We do not have any long-term supply or similar agreements with governments or other authorities or entities for which we act as a producer. We are therefore dependent upon our ability to sell oil and gas at the prevailing wellhead market price. There can be no assurance that purchasers will be available or that the prices they are willing to pay will remain stable.
There is currently a shortage of available drilling rigs and equipment which could cause us to experience higher costs and delays that could adversely affect our operations.
     Although equipment and supplies used in our business are usually available from multiple sources, there is currently a general shortage of drilling equipment and supplies. We believe that these shortages are likely to intensify. The costs and delivery times of equipment and supplies are substantially greater now than in prior periods and are currently escalating. In partial response to this trend, we have acquired a controlling interest in a drilling company. We believe that our ownership interest in the drilling company will allow us to have priority access to several large drilling rigs. We are also attempting to establish arrangements with others to assure adequate availability of certain other necessary drilling equipment and supplies on satisfactory terms, but there can be no assurance that we will be able to do so. Accordingly, there can be no assurance that we will not experience shortages of, or material price increases in, drilling equipment and supplies, including drill pipe, in the future. Any such shortages could delay and adversely affect our ability to meet our drilling commitments.
The marketability of our production depends mostly upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities, which are owned by third parties.
     The marketability of our production depends upon the availability, operation and capacity of gas gathering systems, pipelines and processing facilities, which are owned by third parties. The unavailability or lack of capacity of these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. We currently own several wells that are capable of producing but are currently shut-in pending the construction of gas gathering systems, pipelines and processing facilities. United States federal, state and foreign regulation of oil and gas production and transportation, tax and energy policies, damage to or destruction of pipelines, general economic conditions and changes in supply and demand could adversely affect our ability to produce and market oil and natural gas. If market factors changed dramatically, the financial impact on us could be substantial. The availability of markets and the volatility of product prices are beyond our control and represent a significant risk.
Our industry is highly competitive, making our results uncertain.
     We operate in the highly competitive areas of oil and gas exploration, development and production. We compete for the purchase of leases from the U.S. government and from other oil and gas companies. These leases include exploration prospects as well as properties with proved reserves. We face competition in every aspect of our business, including, but not limited to:

•	acquiring reserves and leases;

•	obtaining goods, services and employees needed to operate and manage our business;

•	access to the capital necessary to drill wells and acquire properties; and

•	marketing oil and natural gas.
     Competitors include multinational oil companies, independent production companies and individual producers and operators. Many of our competitors have greater financial, technological and other resources than we do.
New technologies may cause our current exploration and drilling methods to become obsolete, resulting in an adverse effect on our production.
     The oil and natural gas industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. One or more of the technologies that we currently use or that we may implement in the future may become obsolete, and we may be adversely affected.
Terrorist attacks aimed at our facilities could adversely affect our business.
     The United States has been the target of terrorist attacks of unprecedented scale. The U.S. government has issued warnings that U.S. energy assets may be the future targets of terrorist organizations. These developments have subjected our operations to increased risks. Any future terrorist attack at our facilities, or those of our purchasers, could have a material adverse effect on our business.
We own properties in the Gulf Coast Region that could be susceptible to damage by severe weather.
     Certain areas in and near the Gulf of Mexico experience hurricanes and other extreme weather conditions on a relatively frequent basis. Some of our properties in the Gulf Coast Region are located in areas that could cause them to be susceptible to damage by these storms. Damage caused by high winds and flooding could potentially cause us to curtail operations and/or exploration and development activities on such properties for significant periods of time until damage can be repaired. Moreover, even if our properties are not directly damaged by such storms, we may experience disruptions in our ability to sell our production due to damage to pipelines, roads and other transportation and refining facilities in the area. Our production was negatively impacted as certain wells were shut in during hurricane Rita.
We may incur substantial costs to comply with the various U.S. federal, state and local laws and regulations that affect our oil and gas operations.
     Our oil and gas operations are subject to stringent U.S. federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection or the oil and gas industry generally. Legislation affecting the industry is under constant review for amendment or expansion, frequently increasing our regulatory burden. Compliance with such laws and regulations often increases our cost of doing business and, in turn, decreases our profitability. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the incurrence of investigatory or remedial obligations, or the imposition of injunctive relief.

     The environmental laws and regulations to which we are subject may:
•	require applying for and receiving a permit before drilling commences;

•	restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

•	impose substantial liabilities for pollution resulting from our operations.
     Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our earnings, results of operations, competitive position or financial condition. Over the years, we have owned or leased numerous properties for oil and gas activities upon which petroleum hydrocarbons or other materials may have been released by us or by predecessor property owners or lessees who were not under our control. Under applicable environmental laws and regulations, including CERCLA, RCRA and analogous state laws, we could be held strictly liable for the removal or remediation of previously released materials or property contamination at such locations regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed.
Risks Related to Our Stock
We may issue shares of preferred stock with greater rights than our common stock.
     Although we have no current plans, arrangements, understandings or agreements to issue any preferred stock, our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our stockholders. Any preferred stock that is issued may rank ahead of our common stock, in terms of dividends, liquidation rights and voting rights.
There may be future dilution of our common stock.
     To the extent options to purchase common stock under our employee and director stock option plans are exercised, holders of our common stock will incur dilution. Further, if we sell additional equity or convertible debt securities, such sales could result in increased dilution to our stockholders.
We do not expect to pay dividends on our common stock.
     We do not expect to pay any dividends, in cash or otherwise, with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in our business. In addition, the credit agreement relating to our credit facility prohibits us from paying any dividends until the loan is retired.

The common stock is an unsecured equity interest in our company.
     As an equity interest, the common stock will not be secured by any of our assets. Therefore, in the event we are liquidated, the holders of the common stock will receive a distribution only after all of our secured and unsecured creditors have been paid in full. There can be no assurance that we will have sufficient assets after paying our secured and unsecured creditors to make any distribution to the holders of the common stock.
Our stockholders do not have cumulative voting rights.
     Holders of our common stock are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, a plurality of holders of our outstanding common stock will be able to elect all of our directors. As of December 31, 2005, our directors and executive officers and their respective affiliates collectively and beneficially owned approximately 6.6% of our outstanding common stock.
Our Certificate of Incorporation may have provisions that discourage corporate takeovers and could prevent stockholders from realizing a premium on their investment.
     Certain provisions of our Certificate of Incorporation and the provisions of the Delaware General Corporation Law may discourage persons from considering unsolicited tender offers or other unilateral takeover proposals. Such persons might choose to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. As a result, these provisions could have the effect of preventing stockholders from realizing a premium on their investment.
     Our Certificate of Incorporation authorizes our board of directors to issue preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights of those shares, as the board of directors may determine. In addition, our Certificate of Incorporation authorizes a substantial number of shares of common stock in excess of the shares outstanding. These provisions may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to stockholders for their common stock.
USE OF PROCEEDS
     Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds we receive from any offering of these securities for the exploration and development of our natural gas and oil properties, acquisition, exploration and development of additional properties or interests, acquisition of additional oil and gas service businesses, repayment of indebtedness, working capital and general corporate purposes. Net proceeds may be temporarily invested prior to use.
RATIO OF EARNINGS TO FIXED CHARGES
     Our ratio of earnings to fixed charges is as follows for the period indicated:

Fiscal Year Ended June 30,					Three Months Ended
2001	2002	2003	2004	2005	September 30, 2005
1.19x	—	.87x	2.23x	2.26x	—
     We have computed the ratio of fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income/(loss) from continuing operations before income tax, adjustments for minority interests, changes in accounting principles and fixed charges, and “fixed charges” consists of interest and financing expense, amortization of deferred financing costs and the estimated interest factor relating to rental expense.

PLAN OF DISTRIBUTION
     We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.
DESCRIPTION OF DEBT SECURITIES
     The debt securities offered by this prospectus will be issued under one of two separate indentures between us and U.S. Bank National Association, as Trustee. We have filed the forms of indenture as exhibits to the registration statement of which this prospectus is a part. The debt securities will be unsecured obligations of Delta and will be either senior or subordinated debt. Senior debt will be issued under a senior note indenture and subordinated debt will be issued under a subordinated note indenture. The senior note indenture and the subordinated note indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures. For purposes of this summary, the terms “we,” “our,” “ours” and “us” refer only to Delta and not to any of our subsidiaries.
     We may issue debt securities at any time and from time to time in one or more series under the indentures. The indentures give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the same series. Neither indenture limits the amount of debt securities or other unsecured debt which we or our subsidiaries may issue. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supercede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indentures and those made a part of the indentures by the Trust Indenture Act of 1939. You should carefully read the summary below, the applicable prospectus supplement and the provisions of either indenture that may be important to you before investing in our debt securities.
General
     The senior debt securities will have the same ranking as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.
     The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:
•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates, or the method of determining the dates, on which the debt securities will mature;

•	the interest rate or rates of the debt securities, or the method of determining those rates, the interest payment dates and, for registered debt securities, the regular record dates;

•	if a debt security is issued with original issue discount, the yield to maturity;

•	the places where payments may be made on the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or analogous provisions applicable to the debt securities;

•	any conversion or exchange provisions applicable to the debt securities;

•	any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

•	the portion of the principal amount of the debt security payable upon the acceleration of maturity if other than the entire principal amount of the debt securities;

•	any deletions of, or changes or additions to, the events of default or covenants applicable to the debt securities;

•	if other than U.S. dollars, the currency or currencies in which payments of principal, premium and/or interest on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

•	the method of determining the amount of any payments on the debt securities which are linked to an index;

•	whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons,

•	or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

•	any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants;

•	whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

•	any other specific terms of the debt securities.
Unless otherwise specified in the applicable prospectus supplement, (1) the debt securities will be registered debt securities and (2) debt securities denominated in U.S. dollars will be issued, in the case of registered debt securities, in denominations of $1,000 or an integral multiple of $1,000 and, in the case of bearer debt securities, in denominations of $5,000. Debt securities may bear legends required by United States federal tax law and regulations.

     If any of the debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.
     Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest during all or a part of the time that these debt securities are outstanding or bear interest at below-market rates and will be sold at a discount below their stated principal amount at maturity. The prospectus supplement will also contain special tax, accounting or other information relating to original issue discount securities or relating to other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.
Exchange, Registration and Transfer
     Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency maintained by our company for these purposes, without the payment of any service charge, except for any tax or governmental charges. The senior trustee initially will be the designated security registrar in the United States for the senior debt securities. The subordinated trustee initially will be the designated security registrar in the United States for the subordinated debt securities.
     If debt securities are issuable as both registered debt securities and bearer debt securities, the bearer debt securities will be exchangeable for registered debt securities. Except as provided below, bearer debt securities will have outstanding coupons. If a bearer debt security with related coupons is surrendered in exchange for a registered debt security between a record date and the date set for the payment of interest, the bearer debt security will be surrendered without the coupon relating to that interest payment and that payment will be made only to the holder of the coupon when due.
     In the event of any redemption in part of any class or series of debt securities, we will not be required to:
•	issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 days before any selection of debt securities of that series to be redeemed and the close of business on:
•	if debt securities of the series are issuable only as registered debt securities, the day of mailing of the relevant notice of redemption, and

•	if debt securities of the series are issuable as bearer debt securities, the day of the first publication of the relevant notice of redemption or, if debt securities of the series are also issuable as registered debt securities and there is no publication, the day of mailing of the relevant notice of redemption;
•	register the transfer of, or exchange, any registered debt security selected for redemption, in whole or in part, except the unredeemed portion of any registered debt security being redeemed in part; or

•	exchange any bearer debt security selected for redemption, except to exchange it for a registered debt security which is simultaneously surrendered for redemption.

Payment and Paying Agent
     We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent. Payment of interest on fully registered securities may be made at our option by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement.
     We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of a designated paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. If any amount payable on any debt security or coupon remains unclaimed at the end of two years after that amount became due and payable, the paying agent will release any unclaimed amounts to our company, and the holder of the debt security or coupon will look only to our company for payment.
Global Securities
     A global security represents one or any other number of individual debt securities. Generally all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depositary Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that are issued in book-entry form.
     A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.
Temporary Global Securities
     All or any portion of the debt securities of a series that are issuable as bearer debt securities initially may be represented by one or more temporary global debt securities, without interest coupons, to be deposited with the depositary for credit to the accounts of the beneficial owners of the debt securities or to other accounts as they may direct. On and after an exchange date provided in the applicable prospectus supplement, each temporary global debt security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or any combination of these forms, as specified in the prospectus supplement. No bearer debt security delivered in exchange for a portion of a temporary global debt security will be mailed or delivered to any location in the United States.
     Interest on a temporary global debt security will be paid to the depositary with respect to the portion held for its account only after they deliver to the trustee a certificate which states that the portion:
•	is not beneficially owned by a United States person;

•	has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or
•	if a beneficial interest has been acquired by a United States person, that the person is a financial institution, as defined in the Internal Revenue Code, purchasing for its own account or has acquired the debt security through a financial institution and that the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations to the Internal Revenue Code and that it did not purchase for resale inside the United States.
     The certificate must be based on statements provided by the beneficial owners of interests in the temporary global debt security. The depositary will credit the interest received by it to the accounts of the beneficial owners of the debt security or to other accounts as they may direct.
     “United States person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust with income subject to United States federal income taxation regardless of its source.
Definitive Global Securities
     Bearer Securities. The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer debt securities delivered in exchange for a portion of a definitive global debt security to any location in the United States.
     U.S. Book-Entry Securities. Debt securities of a series represented by a definitive global registered debt security and deposited with or on behalf of a depositary in the United States will be represented by a definitive global debt security registered in the name of the depositary or its nominee. Upon the issuance of a global debt security and the deposit of the global debt security with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global debt security to the accounts of participating institutions that have accounts with the depositary or its nominee. The accounts to be credited shall be designated by the underwriters or agents for the sale of U.S. book-entry debt securities or by our company, if these debt securities are offered and sold directly by our company.
     Ownership of U.S. book-entry debt securities will be limited to participants or persons that may hold interests through participants. In addition, ownership of U.S. book-entry debt securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee for the definitive global debt security or by participants or persons that hold through participants.
     So long as the depositary or its nominee is the registered owner of a global debt security, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the U.S. book-entry debt securities represented by that global debt security for all purposes under the indenture. Payment of principal of, and premium and interest, if any, on, U.S. book-entry debt securities will be made to the depositary or its nominee as the registered owner or the holder of the global debt security representing the U.S. book-entry debt securities. Owners of U.S. book-entry debt securities:
•	will not be entitled to have the debt securities registered in their names;
•	will not be entitled to receive physical delivery of the debt securities in definitive form; and
•	will not be considered the owners or holders of the debt securities under the indenture.

The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form. These laws impair the ability to purchase or transfer U.S. book-entry debt securities.
     We expect that the depositary for U.S. book-entry debt securities of a series, upon receipt of any payment of principal of, or premium or interest, if any, on, the related definitive global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
Covenants of the Company
     We may, without the consent of the holders of the debt securities, merge into or consolidate with any other person, or convey or transfer all or substantially all of our company’s properties and assets to another person provided that:
•	the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and
•	immediately after giving effect to the transaction, there is no default under the applicable indenture.
     The remaining or acquiring person will be substituted for our company in the indentures with the same effect as if it had been an original party to the indenture. A prospectus supplement will describe any other limitations on the ability of our company to merge into, consolidate with, or convey or transfer all or substantially all or our properties and assets to, another person.
Satisfaction and Discharge; Defeasance
     We may be discharged from our obligations on the debt securities of any class or series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash and/or U.S. government obligations or foreign government securities, as the case may be, to pay all the principal, interest and any premium due to the stated maturity or redemption date of the debt securities and comply with the other conditions set forth in the applicable indenture. The principal conditions that we must satisfy to discharge our obligations on any debt securities are (1) pay all other sums payable with respect to the applicable series of debt securities and (2) deliver to the trustee an officers’ certificate and an opinion of counsel which state that the required conditions have been satisfied.
     Each indenture contains a provision that permits our company to elect to be discharged from all of our obligations with respect to any class or series of debt securities then outstanding. However, even if we effect a legal defeasance, some of our obligations will continue, including obligations to:
•	maintain and apply money in the defeasance trust,
•	register the transfer or exchange of the debt securities,
•	replace mutilated, destroyed, lost or stolen debt securities, and
•	maintain a registrar and paying agent in respect of the debt securities.

     Each indenture also permits our company to elect to be released from our obligations under specified covenants and from the consequences of an event of default resulting from a breach of those covenants. To make either of the above elections, we must deposit in trust with the trustee cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars, and/or foreign government securities if the debt securities are denominated in a foreign currency, which through the payment of principal and interest under their terms will provide sufficient amounts, without reinvestment, to repay in full those debt securities. As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance and will be subject to U.S. federal income tax in the same amount and in the same manner and times as would have been the case if the deposit and defeasance had not occurred. In the case of a legal defeasance only, the opinion of counsel must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law.
     The indentures specify the types of U.S. government obligations and foreign government securities that we may deposit.
Events of Default, Notice and Waiver
     Each indenture defines an event of default with respect to any class or series of debt securities as one or more of the following events:
•	failure to pay interest on any debt security of the class or series for 30 days when due;
•	failure to pay the principal or any premium on any debt securities of the class or series when due;
•	failure to make any sinking fund payment for 30 days when due;
•	failure to perform any other covenant in the debt securities of the series or in the applicable indenture with respect to debt securities of the series for 90 days after being given notice; and occurrence of an event of bankruptcy, insolvency or reorganization set forth in the indenture.
An event of default for a particular class or series of debt securities does not necessarily constitute an event of default for any other class or series of debt securities issued under an indenture.
     In the case of an event of default arising from events of bankruptcy or insolvency set forth in the indenture, all outstanding debt securities will become due and payable immediately without further action or notice. If any other event of default as to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare all the debt securities to be due and payable immediately.
     The holders of a majority in aggregate principal amount of the debt securities then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of that series waive any existing default or event of default and its consequences under the applicable indenture except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of that series.

     Each indenture requires the trustee to, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, give the holders of that class or series notice of the default if uncured or not waived. However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to debt securities of that series.
     Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable security and indemnity. Each indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee if the direction would not conflict with any rule of law or with the indenture. However, the trustee may take any other action that it deems proper which is not inconsistent with any direction and may decline to follow any direction if it in good faith determines that the directed action would involve it in personal liability.
     Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.
Modification of the Indentures
     We and the applicable trustee may modify an indenture without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect.
     We and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:
•	change the stated maturity of any debt security;
•	reduce the principal, premium, if any, or rate of interest on any debt security;
•	change any place of payment or the currency in which any debt security is payable;
•	impair the right to enforce any payment after the stated maturity or redemption date;
•	adversely affect the terms of any conversion right;
•	reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;
•	change any of our obligations, with respect to outstanding debt securities of a series, to maintain an office or agency in the places and for the purposes specified in the indenture for the series; or
•	change the provisions in the indenture that relate to its modification or amendment other than to increase the percentage of outstanding debt securities of any series required to consent to any modification or waiver under the indenture.

Meetings
     The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee and also, upon request, by our company or the holders of at least 25% in principal amount of the outstanding debt securities of a series, in any case upon notice given in accordance with “Notices” below. Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting. A meeting called by our company or the trustee that does not have a quorum may be adjourned for not less than 10 days. If there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days. Any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, except for any consent which must be given by the holders of each debt security affected by the modifications or amendments of an indenture described above under “Modification of the Indentures.” However, a resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given, or taken by the holders of a specified percentage, which is equal to or less than a majority, in principal amount of outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series and the related coupons. The indentures provide that specified consents, waivers and other actions may be given by the holders of a specified percentage of outstanding debt securities of all series affected by the modification or amendment, acting as one class. For purposes of these consents, waivers and actions, only the principal amount of outstanding debt securities of any series represented at a meeting at which a quorum is present and voting in favor of the action will be counted for purposes of calculating the aggregate principal amount of outstanding debt securities of all series affected by the modification or amendment favoring the action.
Notices
     In most instances, notices to holders of bearer debt securities will be given by publication at least once in a daily newspaper in New York, New York and in London, England and in other cities as may be specified in the bearer debt securities and will be mailed to those persons whose names and addresses were previously filed with the applicable trustee, within the time prescribed for the giving of the notice. Notice to holders of registered debt securities will be given by mail to the addresses of those holders as they appear in the security register.
Title
     Title to any bearer debt securities and any related coupons will pass by delivery. We, the trustee, and any agent of ours or the trustee may treat the holder of any bearer debt security or related coupon and, prior to due presentment for registration of transfer, the registered owner of any registered debt security as the absolute owner of that debt security for the purpose of making payment and for all other purposes, regardless of whether or not that debt security or coupon shall be overdue and notwithstanding any notice to the contrary.
Replacement of Securities Coupons
     Debt securities or coupons that have been mutilated will be replaced by our company at the expense of the holder upon surrender of the mutilated debt security or coupon to the security registrar. Debt securities or coupons that become destroyed, stolen, or lost will be replaced by our company at the expense of the holder upon delivery to the security registrar of evidence of its destruction, loss, or theft satisfactory to our company and the security registrar. In the case of a destroyed, lost, or stolen debt security or coupon, the holder of the debt security or coupon may be required to provide reasonable security or indemnity to the trustee and our company before a replacement debt security will be issued.
Governing Law
     The indentures, the debt securities, and the coupons will be governed by, and construed under, the laws of the State of New York without regard to the principles of conflicts of laws.
Concerning the Trustees
     We may from time to time maintain lines of credit, and have other customary banking relationships, with any of the trustees.
Senior Debt Securities
     The senior debt securities will rank equally with all of our company’s other unsecured and non-subordinated debt.
Certain Covenants in the Senior Indenture
     The prospectus supplement relating to a series of senior debt securities will describe any material covenants in respect of that series of senior debt securities.
Subordinated Debt Securities
     The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. In addition, claims of creditors and preferred shareholders of our subsidiaries generally will have priority with respect to the assets and earnings of our subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred shareholders of our subsidiaries with regard to the assets of our subsidiaries. Creditors of our subsidiaries include trade creditors, secured creditors and creditors holding guarantees issued by our subsidiaries.
     Unless otherwise specified in a prospectus supplement, senior indebtedness shall mean the principal of, premium, if any, and interest on, all indebtedness for money borrowed by our company and any deferrals, renewals, or extensions of any senior indebtedness. Indebtedness for money borrowed by our company includes all indebtedness of another person for money borrowed that we guarantee, other than the subordinated debt securities, whether outstanding on the date of execution of the subordinated indenture or created, assumed or incurred after the date of the subordinated indenture. However, senior indebtedness will not include any indebtedness that expressly states to have the same rank as the subordinated debt securities or to rank junior to the subordinated debt securities. Senior indebtedness will also not include:
•	any of our obligations to our subsidiaries; and
•	any liability for federal, state, local or other taxes owed or owing by our company.
     The senior debt securities constitute senior indebtedness under the subordinated indenture. A prospectus supplement will describe the relative ranking among different series of subordinated debt securities.

     Unless otherwise specified in a prospectus supplement, we may not make any payment on the subordinated debt securities and may not purchase, redeem, or retire any subordinated debt securities if any senior indebtedness is not paid when due or the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or the senior indebtedness has been paid in full. We may, however, pay the subordinated debt securities without regard to these limitations if the subordinated trustee and our company receive written notice approving the payment from the representatives of the holders of senior indebtedness with respect to which either of the events set forth above has occurred and is continuing. Unless otherwise specified in a prospectus supplement, during the continuance of any default with respect to any designated senior indebtedness under which its maturity may be accelerated immediately without further notice or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for 90 days after the receipt by the subordinated trustee of written notice of a default from the representatives of the holders of designated senior indebtedness. If the holders of designated senior indebtedness or the representatives of those holders have not accelerated the maturity of the designated senior indebtedness at the end of the 90 day period, we may resume payments on the subordinated debt securities. Only one notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to designated senior indebtedness during that period.
     In the event that we pay or distribute our company’s assets to creditors upon a total or partial liquidation, dissolution or reorganization of our company or our company’s property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness as their interests may appear. However, holders of subordinated debt securities will be permitted to receive distributions of shares and debt securities subordinated to the senior indebtedness. If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, the holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear.
     If payment of the subordinated debt securities is accelerated because of an event of default, either we or the subordinated trustee will promptly notify the holders of senior indebtedness or the representatives of the holders of the acceleration. We may not pay the subordinated debt securities until five business days after the holders or the representatives of the senior indebtedness receive notice of the acceleration. Afterwards, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time.
     As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness.
     The prospectus supplement relating to a series of subordinated debt securities will describe any material covenants in respect of any series of subordinated debt securities.
DESCRIPTION OF COMMON STOCK
     We are authorized to issue up to 300,000,000 shares of common stock, par value $0.01 per share. As of December 31, 2005, there were 47,825,108 shares of common stock outstanding.

Dividend Rights
     Holders of our common stock may receive dividends when, as and if declared by our board of directors out of the assets legally available for that purpose and subject to the preferential dividend rights of any other classes or series of stock of our company.
Voting and Other Rights
     Holders of our common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote, and, in general, all matters will be determined by a majority of votes cast.
Election of Directors
     Directors hold office until the next annual meeting of stockholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. There is no cumulative voting for directors.
Liquidation
     In the event of any liquidation, dissolution or winding up of Delta, holders of the common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.
Redemption
     Delta’s common stock is not redeemable or convertible.
Other Provisions
     All outstanding common stock is, and the common stock offered by this prospectus or obtainable on exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.
     You should read the prospectus supplement relating to any offering of common stock, or of securities convertible, exchangeable or exercisable for common stock, for the terms of the offering, including the number of shares of common stock offered, any initial offering price and market prices relating to the common stock.
     This section is a summary and may not describe every aspect of our common stock that may be important to you. We urge you to read our certificate of incorporation and our bylaws, because they, and not this description, define your rights as a holder of our common stock. See “Where You Can Find More Information” for information on how to obtain copies of these documents.
DESCRIPTION OF PREFERRED STOCK
     We are authorized to issue up to 3,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 2005, there were no shares of preferred stock outstanding. Shares of preferred stock are issuable in such series as determined by the board of directors, who have the authority to determine the relative rights and preferences of each such series.

     The issuance of preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that preferred holders will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of Delta, which could depress the market price of our common stock. Unless otherwise indicated in the prospectus supplement, all shares of preferred stock to be issued from time to time under this prospectus will be fully paid and nonassessable.
     The prospectus supplement relating to the preferred stock offered will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:
•	the number of shares of preferred stock offered and the offering price of the preferred stock;
•	the title and stated value of the preferred stock;
•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred stock;
•	the date from which dividends on the preferred stock will accumulate, if applicable;
•	the liquidation rights of the preferred stock;
•	the procedures for auction and remarketing, if any, of the preferred stock;
•	the sinking fund provisions, if applicable, for the preferred stock;
•	the redemption provisions, if applicable, for the preferred stock;
•	whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);
•	whether the preferred stock will have voting rights and the terms of any voting rights, if any;
•	whether the preferred stock will be listed on any securities exchange;
•	whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these securities; and
•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.
DESCRIPTION OF WARRANTS
Warrants to be Issued
     We may issue warrants independently or together with preferred stock or common stock. Each class or series of warrants will be issued under a separate warrant agreement to be entered into at the time the warrants are issued.
     The prospectus supplement relating to a particular issue of warrants to issue common stock will describe the terms of the warrants, including the following:

     You should refer to the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of warrants for the complete terms of the warrant agreement.
     Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.
DESCRIPTION OF GUARANTEES
     Any guarantees that we issue from time to time for the benefit of holders of specified underlying securities will include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.
     A guarantee will provide that we unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable underlying securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable underlying securities. Any guarantee shall be unconditional irrespective of the validity or enforceability of the applicable underlying security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, we will not waive presentment or demand of payment or notice with respect to the applicable underlying security unless otherwise provided in the accompanying prospectus supplement,
     We shall be subrogated to all rights of the issuer of the applicable underlying securities in respect of any amounts paid by us pursuant to the provisions of a guarantee, except to the extent otherwise stated in a prospectus supplement. The guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable underlying security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of Delta, the issuer of the applicable underlying security or otherwise.
LEGAL MATTERS
     Davis Graham & Stubbs LLP of Denver, Colorado has provided its opinion on the validity of the securities offered by this prospectus.
EXPERTS
Independent Registered Public Accountants
     The consolidated financial statements of Delta Petroleum Corporation as of June 30, 2005 and 2004, and for each of the years in the three-year period ended June 30, 2005, and managements’ assessment of the effectiveness of internal control over financial reporting as of June 30, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The audit report covering the June 30, 2005 Consolidated Financial Statements of Delta Petroleum Corporation refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of July 1, 2002.

Reserve Engineers
     Certain information incorporated herein regarding estimated quantities of oil and natural gas reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Ralph E. Davis Associates, Inc. and Mannon Associates, Inc., independent reserve engineers. The reserve information is incorporated herein in reliance upon the authority of said firms as experts with respect to such reports.

shares
Delta Petroleum Corporation
Common stock
Prospectus supplement
JPMorgan
Coker, Palmer, Phillips & Mullen, Inc.
January   , 2007
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.
No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.